Exhibit 10.3

November 7, 2019

Susan Berland

321 N. San Mateo Drive #101

San Mateo, CA 94401

Amendment of Stock Options

Dear Susan:

I am pleased to advise you that on October 7, 2019, the Compensation Committee (the “Committee”) of the Board of Directors of Atreca, Inc. (the “Company”) approved an amendment to your stock options to purchase 22,493 shares, 2,333 shares, 21,929 shares, 18,418 shares, 19,379 shares and 13,953 shares of the Company’s Common Stock previously granted to you on May 1, 2015, May 1, 2015, February 3, 2016, February 3, 2016, April 28, 2018 and April 28, 2018, respectively (collectively, the “Options”), pursuant to the Company’s 2010 Equity Incentive Plan (as amended and/or restated as of the original grant date, the “Plan”).  Except as otherwise defined or set forth in this letter, all capitalized terms have the meanings ascribed to them in the Options and associated grant documents and agreements.

The Options have been amended to extend the post-termination exercise period in Section 8(a) of each Option Agreement (each, an “Option Agreement”) underlying the Options, from three (3) months following the termination of your Continuous Service for any reason other than your Disability or death, to twelve (12) months following the termination of your Continuous Service for any reason other than your Disability or death. For the avoidance of doubt, each of the three references to “three (3) months” set forth in Section 8(a) of each Option Agreement is hereby replaced with “twelve (12) months”.

The principal terms of your Options (including without limitation the number of shares, vesting schedule, expiration date and incentive stock option or nonstatutory stock option status) will remain the same except as set forth in the preceding paragraph.  The Options continue to be subject to the terms and conditions of the Plan and your associated grant documents and agreements (except for the changes described above).

You will not receive a new stock option grant notice or stock option agreement reflecting the changes described above.  You should retain a copy of this letter with your original stock option grant notice and stock option agreement.

Please contact me if you have any questions about the amendment of your Option described in this letter.

Very truly yours,

Atreca, Inc.

/s/ Herbert Cross
Herbert Cross
Chief Financial Officer

500 Saginaw Drive, Redwood City, CA 94063-4750